Exhibit 16.1

grant thornton llp		December 12, 2023
4695 MacArthur Court., Suite 1600
Newport Beach, CA		U.S. Securities and Exchange Commission
92660		Office of the Chief Accountant
D	949 553 1600	100 F Street, NE
F	949 553 0168	Washington, DC 20549
S	linkd.in/grantthorntonus
	twitter.com/grantthorntonus	Re: RCF Acquisition Corp.
File No. 001-41039

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of RCF Acquisition Corp. dated December 12, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Grant Thornton LLP

“Grant Thornton” refers to Grant Thornton LLP, the U.S. member firm of Grant Thornton International Ltd (GTIL), and/or refers to the brand under which the GTIL member firms provide audit, tax and advisory services to their clients, as the context requires. GTIL and each of its member firms are separate legal entities and are not a worldwide partnership. GTIL does not provide services to clients. Services are delivered by the member firms in their respective countries. GTIL and its member firms are not agents of, and do not obligate, one another and are not liable for one another’s acts or omissions. In the United States, visit GT.COM for details.

GT.COM	U.S. member firm of Grant Thornton International Ltd